CONSENT OF ATTORNEYS

Reference  is made to the  Registration  Statement  of Sims
Communications, Inc., whereby certain Selling Shareholders propose to sell up to 8,316,333 shares of Sims' Common Stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,

HART & TRINEN
William T. Hart

Denver, Colorado
July 29, 1999